Exhibit 99.1

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036	NEWS RELEASE For release at 3:00 p.m. CDST, 10/18/06 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

Renaissance Learning, Inc. Announces Third Quarter, 2006 Results

WISCONSIN RAPIDS, WI, — October 18, 2006 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts, today announced financial results for the three- and nine- month periods ended September 30, 2006.  Revenues for the third quarter of 2006 were $25.2 million, a decrease of 19.8% from third quarter 2005 revenues of $31.4 million. Net income was $2.1 million compared to net income of $4.9 million for the third quarter of 2005, a decrease of 57.7%.  Earnings per share for the quarter were $0.07, compared to $0.16 per share earned in the prior year.

Revenues for the nine-month period ended September 30, 2006 were $85.6 million, down 1.9% from 2005 revenues of $87.3 million.  Excluding revenue from the AlphaSmart laptop product line which was acquired in late June, 2005, the Company’s year-to-date revenues declined by 13% from the prior year.  Net income was $10.2 million for the nine-month period, down 45.3% from the prior year net income of $18.7 million.  Earnings per share for the nine months of 2006 were $0.34 compared to $0.60 in the first nine months of 2005.

“Third quarter results continued to be weak, due to a combination of factors including very slow laptop sales, re-organization of our inside and outside software sales force and revenue deferrals for our subscription based software products,” commented Terrance D. Paul, Chief Executive Officer of Renaissance Learning. “AlphaSmart laptop revenues declined nearly 38% from the third quarter of 2005.  Orders excluding laptops were actually up 2% compared to the prior year, the first quarterly increase we have achieved in over three years.”

“We are still experiencing the impact of dismantling the laptop sales force upon acquiring AlphaSmart, but we now have the laptop sales team back in place and an aggressive marketing campaign is underway.  Also, we believe the disruption caused by our software sales re-organization is mostly behind us.  As indicated by the increase in deferred revenue of a record $5.2 million in the quarter, customer interest in our new Enterprise subscription offerings is high and inbound calls and quote activity are also encouraging,” continued Mr. Paul.  “While it will likely take the balance of this year for the changes we have made since February to improve revenue and earnings, we expect to achieve better results in 2007.”

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RLI Q3 Earnings

Renaissance Learning added about 600 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company products to more than 70,000.  Of these, more than 58,000 are using the Company’s reading products and more than 25,000 are using the company’s math products.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-373-2605, ID number 7930397 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on October 18, 2006 at 8:00 p.m. through October 25, 2006 at 11:59 p.m. CDST. The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 7930397.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts.  Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning and improve test scores. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s revenue expectations and growth prospects for future periods.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks associated with the implementation of the Company’s strategic growth plan and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

(tables to follow)

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RLI Q3 Earnings

RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

Net sales:
Products	$19,533	$25,615	$69,783	$70,375
Services	5,634	5,774	15,822	16,918
Total net sales	25,167	31,389	85,605	87,293

Cost of sales:
Products	3,708	5,297	13,019	8,812
Services	2,691	2,100	7,372	6,672
Total cost of sales	6,399	7,397	20,391	15,484

Gross profit	18,768	23,992	65,214	71,809

Operating expenses:
Product development	3,990	4,927	12,477	12,583
Selling and marketing	8,036	8,325	24,781	22,432
General and administrative	3,755	3,341	12,653	9,370

Total operating expenses	15,781	16,593	49,911	44,385

Operating income	2,987	7,399	15,303	27,424

Other income (expense), net	316	404	942	1,363

Income - continuing operations before income taxes	3,303	7,803	16,245	28,787

Income taxes – continuing operations	1,222	2,887	6,011	10,651

Income – continuing operations	2,081	4,916	10,234	18,136

Income - discontinued operations, net of tax benefit of $1,417	-	-	-	584

Net income	$2,081	$4,916	$10,234	$18,720

Income per share:
Basic:
Continuing Operations	$0.07	$0.16	$0.34	$0.58
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.07	$0.16	$0.34	$0.60
Diluted:
Continuing Operations	$0.07	$0.16	$0.34	$0.58
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.07	$0.16	$0.34	$0.60

Weighted average shares outstanding:
Basic	29,257,702	31,598,830	29,740,992	31,013,660
Diluted	29,269,033	31,696,291	29,756,264	31,083,752

RLI Q3 Earnings

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	September 30,	December 31,
	2006	2005

ASSETS:
Current assets:
Cash and cash equivalents	$13,112	$7,083
Investment securities	7,219	23,363
Accounts receivable, net	13,711	11,393
Inventories	3,550	4,138
Prepaid expenses	1,856	1,722
Income taxes Receivable	1,510	-
Deferred tax asset	4,576	3,693
Other current assets	208	390
Total current assets	45,742	51,782

Investment securities	2,444	4,132
Property, plant and equipment, net	11,740	11,475
Deferred tax asset	-	738
Goodwill	46,872	45,906
Other Receivables	5,768	5,909
Other noncurrent assets	7,592	8,440

Total assets	$120,158	$128,382

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,730	$3,280
Deferred revenue	22,818	18,255
Payroll and employee benefits	3,898	4,156
Income taxes payable	-	313
Other current liabilities	3,892	4,239
Total current liabilities	34,338	30,243
Deferred revenue	670	670
Deferred compensation and other employee benefits	1,631	1,603
Deferred tax liability	998	-
Total liabilities	37,637	32,516

Total shareholders' equity	82,521	95,866

Total liabilities and shareholders' equity	$120,158	$128,382